Exhibit 107

Calculation of Filing Fee Tables

FORM F-1 MEF
(Form Type)

Atlas Critical Minerals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Notes	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be paid	1	Equity	Common stock, par value $0.001 per share	457(o)			$1,840,000	$0.00013810	$254.11
Fees to be paid	2	Equity	Representative Warrants to purchase shares of Common Stock	457(g)			—	$0.00013810	$0
Fees to be paid	3	Equity	Common Stock issuable upon exercise of the Representative Warrants	457(o)			$126,960	$0.00013810	$17.54

	Carry Forward Securities
	Carry Forward Securities
		Total Offering Amounts					$1,966,960		$271.65
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$271.65

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), based on an estimate of the proposed maximum aggregate offering price. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.

Includes $240,000 of shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters solely to cover over-allotments, if any.

The shares of common stock being registered hereunder are in addition to the $9,200,000 of shares of common stock registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-290242).

(2)

In accordance with Rule 457(g), the entire registration fee for the Representative Warrants is allocated to the shares of common stock underlying the Representative Warrants, and no separate fee is payable for these warrants.

(3)

Represents common stock issuable upon exercise of the Representative Warrants equal to 6.0% of the aggregate number of shares of common stock being offered in this offering, at an exercise price equal to 115% of the public offering price per share of common stock. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act, the proposed maximum aggregate offering price is $126,960, which is equal to 115% of $110,400 (6.0% of the proposed maximum aggregate offering price of $1,840,000). Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of share sub-divisions, share capitalization or similar transactions.

The shares of common stock being registered hereunder are in addition to the $634,800 of shares of common stock issuable upon exercise of the Representative Warrants registered pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-290242).

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A